WESTERFED FINANCIAL CORPORATION ANNOUNCES
FOURTH QUARTER AND YEAR END DECEMBER 31, 2000 EARNINGS
RECORD ANNUAL EARNINGS

            Missoula, Montana -- February 12, 2001 -- WesterFed Financial Corporation (the "Company") (NASDAQ - WSTR), the holding company for Western Security Bank (the "Bank"), announced earnings for the quarter ended December 31, 2000 of $1.8 million, or $0.44 per share diluted (cash earnings of $0.53 per share), as compared to $2.0 million, or $0.45 per share diluted (cash earnings of $0.53 per share) for the same period last year. Earnings for the year ended December 31, 2000 were a record $8.3 million, or $2.03 per share diluted (cash earnings of $2.36 per share), as compared to $7.3 million, or $1.63 per share diluted (cash earnings of $1.96 per share), for the same period last year. Included in the earnings for the current quarter and the year ended December 31, 2000 are expenses of $215,000 and $265,000 respectively related to the pending merger with Glacier Bancorp discussed below. Earnings per share diluted without these expenses for the quarter and year ended December 31, 2000 would have been $0.49 and $2.09 respectively, which are increases of 8.9% and 28.2%, respectively, over the same periods last year. Cash earnings, which represent the amount by which tangible equity changes each period due to operating results, include reported earnings plus the non-cash charges for goodwill amortization and amortization relating to core deposit intangible and certain employee stock plans and related tax benefit.

            On September 20, 2000, it was announced that WesterFed Financial Corporation had signed a definitive agreement to be acquired by Glacier Bancorp, Inc. of Kalispell, Montana. The acquisition is expected to be completed February 28, 2001, subject to approval by both company's shareholders and satisfaction of the conditions specified in the definitive agreement. Regulatory approvals have been received.

            The Company's efficiency ratio, (the ratio of non-interest expense to net interest income and non-interest income), decreased to 61.6% for the year ended December 31, 2000 as compared to 66.8% for the same period last year, a 7.8% reduction. The efficiency ratio without intangibles amortization decreased to 58.4% for the year ended December 31, 2000 as compared to 63.4% for the same period last year, a 7.9% reduction. Loan loss reserves to total loans increased to 1.03% as compared to 0.82% at December 31, 1999. Allowance for loan losses to non-performing assets decreased to 152.0% at December 31, 2000 as compared to 165.4% at December 31, 1999. Return on equity increased 15.0% to 9.2% for the year ended December 31, 2000 as compared to 8.0% for the same period last year.

NEXT PAGE

            Total assets decreased $70.9 million to $930.0 million at December 31, 2000 as compared to $1.001 billion at December 31, 1999. The $70.9 million decrease was primarily the result of other non-earning assets decreasing $8.3 million and investment securities, Federal Home Loan Bank stock and all other interest earning assets decreasing $68.8 million while loans receivable and loans available-for-sale increased $6.2 million. The $6.2 million increase in loans receivable and loans available-for-sale is primarily the result of increases in commercial and agriculture loans of $31.7 million, other consumer related loans of $13.2 million and construction loans of $15.8 million, partially offset by decreases in residential loans of $31.4 million and $22.4 million in dealer finance loans. Loans also decreased $12.2 million due to the sale of bank branches during the year ended December 31, 2000. The $31.4 million decrease in residential loans is primarily the result of management's plan to retain fewer real estate loans that generally have both lower interest rates and greater interest rate risk than other types of loans. The $22.4 million decrease in dealer finance loans is the result of management's decision to exit the wholesale dealer finance loan business in 1999. The $68.8 million decrease in investment securities was primarily the result of the sale of $47.6 million of investment securities available-for-sale to pay down Federal Home Loan Bank advances that were used to fund the sale of bank branches during the year. Total deposits decreased $52.3 million, primarily as a result of the sale of $50.5 million of deposits related to that sale of branches. Borrowed funds and repurchase agreements decreased $27.2 million as funds received from the reduction in assets discussed above were used to pay down borrowings. Stockholders' equity increased $5.2 million to $94.7 million, due primarily to earnings of $8.3 million, the issuance of 84,484 new common shares related to the exercise of stock options with a recorded value of $913,000, and a $3.1 million change in net unrealized gains/losses associated with securities classified as available-for-sale. These increases to stockholders' equity were partially offset by the repurchase of 319,500 shares of common stock at a total cost of $4.6 million and cash dividends declared totaling $3.0 million.

            Net income decreased $129,000 or 6.6%, to $1.8 million for the quarter ended December 31, 2000 from $2.0 million for the same period last year. Net interest income before provision for loan losses for the quarter ended December 31, 2000 decreased $601,000 to $7.5 million as compared to $8.1 million over the same period last year. Interest expense increased $284,000 while interest income decreased $317,000 for the quarter ended December 31, 2000 as compared to the same period last year. The provision for loan losses was $450,000 for the quarter. Total non-interest income remained unchanged at $1.8 million for the quarter ended December 31, 2000. Non-interest expenses decreased $464,000, or 7.3%, to $5.9 million for the quarter ended December 31, 2000, down from $6.4 million for the same period last year. There were $215,000 of merger related expenses incurred during the quarter ended December 31, 2000.

NEXT PAGE

            Net income increased $984,000, or 13.5%, to $8.3 million for the year ended December 31, 2000 as compared to $7.3 million for the same period last year. The $984,000 increase in net income was comprised primarily of an increase in non-interest income of $1.1 million and a $2.4 million decrease in non-interest expense, partially offset by a $130,000 increase in provision for loan losses, a decrease in net interest income of $1.6 million and a $792,000 increase in income taxes. The interest rate spread decreased to 3.08% at December 31, 2000 as compared to 3.10% at December 31, 1999 due to generally higher interest rates during the year 2000 as compared to 1999.

            Interest income increased $518,000 to $70.7 million for the year ended December 31, 2000 from $70.2 million for the same period last year. This increase was primarily the result of an increase in the average yield on interest-earning assets to 7.88% during the year ended December 31, 2000 from 7.57% during the same period last year.

            Interest expense increased $2.2 million to $40.4 million for the year ended December 31, 2000 from $38.2 million for the same period last year. This increase in interest expense was primarily the result of an increase in the average rate paid on interest-bearing liabilities to 4.76% during the year ended December 31, 2000 from 4.31% during the same period last year.

            The provision for loan losses increased $130,000 to $1.8 million for the year ended December 31, 2000 from $1.7 million for the same period last year. At December 31, 2000, the Company had $4.3 million of non-performing assets (representing 0.46% of total assets) compared to $3.1 million at December 31, 1999 (representing 0.31% of total assets). The $1.2 million increase in non-performing assets was related to one-to-four family real estate loans. The 0.46% is less than the national composite for thrifts of 0.58% at September 30, 2000, which is the latest available information reported by the Office of Thrift Supervision. Loan loss reserves to total loans increased to 1.03% as compared to 0.82% at December 31, 1999. At December 31, 2000, the Company had a ratio of allowance for loan losses to non-performing assets of 152.0% as compared to 165.4% at December 31, 1999. With the continuing change in loan mix from residential real estate to commercial and consumer loans, which historically have greater credit risk, the Company has increased the balance in the reserve for loan loss account. Management's evaluation of the adequacy of its loan loss reserves, the quality of the loan portfolio and economic conditions in Montana resulted in the $1.8 million provision for loan losses. Future additions to the Company's allowance for loan losses and any change in the related ratio of the allowance for loan losses to non-performing loans are dependent upon the performance and composition of the Company's loan portfolio, the national and Montana economy, inflation, changes in real estate values and interest rates and the view of the regulatory authorities toward adequate reserve levels.

NEXT PAGE

            Non-interest income increased $1.1 million to $9.5 million during the year ended December 31, 2000 from $8.4 million during the same period last year. The $1.1 million increase resulted primarily from the $1.9 million gain on sale of branches and a $1.3 million increase in service fees, partially offset by a $442,000 decrease in loan origination income and a $1.2 million loss on the sale of investment securities available-for-sale. The increasing interest rate environment that existed during the year ended December 31, 2000 as compared to the lower interest rate environment during the same period last year resulted in reduced loan refinance activity. Loans sold decreased to $51.4 million during the year ended December 31, 2000 as compared to $80.1 million during the same period last year.

            Non-interest expense decreased $2.4 million, or 8.9%, to $24.5 million during the year ended December 31, 2000 from $26.9 million during the same period last year. Compensation and employee benefits decreased $1.3 million, equipment expense decreased $426,000 and other operating expenses decreased $546,000. Compensation and employee benefits for the year ended December 31, 1999 included $575,000 related to the payment of early retirement incentives and other compensation not incurred during the year ended December 31, 2000.

FORWARD LOOKING STATEMENTS

            When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "significantly" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities, competitive and regulatory factors could affect the Bank's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

      The Company does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

            WesterFed Financial Corporation's only subsidiary, Western Security Bank, which is Montana's largest savings bank, operates twenty-seven offices in fourteen Montana communities.

CONTACT:	Ralph K. Holliday, President/Chief Executive Officer or James A. Salisbury, Executive Vice President/Treasurer and Chief Financial Officer, both of WesterFed Financial Corporation (WSTR)
(406) 721-5254

NEXT PAGE

CONSOLIDATED BALANCE SHEETS

WESTERFED FINANCIAL CORPORATION AND SUBSIDIARIES

(Dollars in thousands, except share and per share data)

	December 31, 2000	December 31, 1999
ASSETS
Cash and due from banks	$17,400	$20,233
Interest-bearing due from banks	2,545	5,910
Cash and cash equivalents	19,945	26,143
Interest-bearing deposits	100	100
Investment securities available-for-sale	140,945	187,488
Investment securities, at amortized cost (estimated fair value of $71,204 at December 31, 2000 and $87,121 at December 31, 1999)	69,665	86,877
Stock in Federal Home Loan Bank of Seattle, at cost	13,062	15,154
Loans available-for-sale	3,041	4,470
Loans receivable, net	623,931	616,281
Interest receivable	6,629	7,492
Premises and equipment, net	25,110	27,477
Core deposit intangible	2,821	3,401
Goodwill	14,097	14,763
Cash surrender value of life insurance policies	8,562	8,164
Other assets	2,069	3,075
Total assets	$929,977	$1,000,885

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$606,100	$658,404
Repurchase agreements	9,032	7,731
Borrowed funds	198,571	227,078
Advances from borrowers for taxes and insurance	2,863	3,296
Income taxes - current and deferred	1,696	597
Accrued interest payable	8,293	6,476
Accrued expenses and other liabilities	8,720	7,778
Total liabilities	835,275	911,360
Stockholders' Equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; none outstanding	--	--
Common stock, $.01 par value, 10,000,000 shares authorized; 4,116,373 shares outstanding at December 31, 2000, and 4,351,404 outstanding at December 31, 1999	57	56
Paid-in capital	71,115	70,040
Common stock acquired by ESOP/RRP	(1,825)	(2,090)
Treasury stock, at cost	(33,537)	(28,974)
Accumulated other comprehensive income (loss)	170	(2,930)
Retained earnings	58,722	53,423
Total stockholders' equity	94,702	89,525
Total liabilities and stockholders' equity	$929,977	$1,000,885

Book value per common share outstanding	$23.01	$20.57
Tangible book value per common share outstanding	$18.90	$16.40

NEXT PAGE

CONSOLIDATED STATEMENTS OF INCOME
WESTERFED FINANCIAL CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except share and per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2000	1999	2000	1999
Interest income:
Loans receivable	$13,446	$13,030	$52,714	$52,083
Investment securities	3,934	4,665	17,326	17,299
Interest-bearing deposits	51	76	175	416
Other	113	90	459	358
Total interest income	17,544	17,861	70,674	70,156
Interest expense:
NOW and money market demand	1,053	1,012	4,118	3,653
Savings	473	552	1,981	2,137
Certificates of deposit	5,146	4,764	20,100	19,151
	6,672	6,328	26,199	24,941
Borrowed funds and repurchase agreements	3,346	3,406	14,165	13,258
Total interest expense	10,018	9,734	40,364	38,199
Net interest income	7,526	8,127	30,310	31,957
Provision for loan losses	450	435	1,800	1,670
Net interest income after provision for loan losses	7,076	7,692	28,510	30,287
Non-interest income:
Loan origination income	375	446	1,720	2,162
Service fees	1,263	1,251	6,017	4,679
Net gain on sale of loans available-for-sale	122	120	367	754
Net gain (loss) on sale of securities available-for-sale	2	9	(1,066)	103
Net gain on sale of branches	--	--	1,878	--
Other	79	22	593	686
Total non-interest income	1,841	1,848	9,509	8,384
Non-interest expenses:
Compensation and employee benefits	2,899	3,018	11,945	13,258
Net occupancy expense of premises	406	381	1,843	1,605
Equipment and furnishings	405	484	1,777	2,203
Data processing	392	412	1,648	1,631
Deposit insurance premium	31	86	129	342
Intangibles amortization	306	337	1,245	1,372
Marketing and advertising	165	295	662	720
Other	1,310	1,365	5,268	5,814
Total non-interest expense	5,914	6,378	24,517	26,945
Income before income taxes	3,003	3,162	13,502	11,726
Income taxes	1,165	1,195	5,203	4,411
Net income	$1,838	$1,967	$8,299	$7,315
Net income per common share:
Basic	$0.46	$0.47	$2.10	$1.70
Diluted	$0.44	$0.45	$2.03	$1.63
Dividends per share	$0.25	$0.16	$0.76	$0.66
Dividend payout ratio - basic	54.35%	34.04%	36.19%	38.82%
Average common and common equivalent shares outstanding:
Basic	3,957,972	4,227,313	3,958,789	4,307,125
Diluted	4,160,088	4,400,922	4,095,993	4,488,396

NEXT PAGE

WESTERFED FINANCIAL CORPORATION

Selected Financial Ratios and Other Data:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2000	1999	2000	1999
Performance Ratios:
Return on assets (ratio of net income to average total assets) (1)	0.79%	0.78%	0.86%	0.73%
Return on equity (ratio of net income to average equity) (1)	7.82	8.70	9.22	8.01

Interest rate spread information:
Average during period	3.15	3.32	3.12	3.26
End of period	3.08	3.10	3.08	3.10
Net interest margin (1) (4)	3.46	3.50	3.38	3.45
Ratio of non-interest expense to average total assets (1)	2.54	2.54	2.55	2.70
Efficiency ratio (2)	63.14	63.94	61.57	66.80
Efficiency ratio without intangibles (3)	59.87	60.57	58.44	63.40

Asset Quality Ratios:
Non-performing assets to total assets, at end of period	0.46	0.31	0.46	0.31
Total allowance for loan losses to total non-performing assets (5)	152.04	165.36	152.04	165.36

Capital Ratios:
Stockholders' equity to total assets, at end of period	10.18	8.94	10.18	8.94
Tangible stockholders' equity to tangible assets, at end of period	8.52	7.26	8.52	7.26
Ratio of average interest-earning assets to average interest-bearing liabilities	106.93	104.16	105.63	104.64

(1) Annualized
(2) Ratio of non-interest expense to net interest income and non-interest income
(3) Ratio of non-interest expense without intangibles to net interest income and non-interest income
(4) Net interest income divided by average interest-earning assets
(5) Includes non-performing and foreclosed assets

NEXT PAGE

WESTERFED FINANCIAL CORPORATION

	Three Months Ended						Twelve Months Ended
	DECEMBER 31, 2000			DECEMBER 31, 1999			DECEMBER 31, 2000			DECEMBER 31, 1999
	Average Outstanding Balance (1)	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance (1)	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance (1)	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance (1)	Interest Earned/ Paid	Yield/ Rate
	(Dollars in Thousands)						(Dollars in Thousands)
INTEREST EARNING ASSETS:
Loans receivable (2) (3)	$630,275	$13,446	8.53%	$626,460	$13,030	8.32%	$627,401	$52,714	8.40%	$633,060	$52,083	8.23%
Investment securities	226,998	3,934	6.93%	288,926	4,665	6.46%	258,022	17,326	6.71%	277,692	17,299	6.23%
Other interest-earning assets (4)	3,231	51	6.31%	5,553	76	5.47%	2,730	175	6.41%	8,327	416	5.00%
Cash surrender value of life insurance	8,530	113	5.30%	7,973	90	4.52%	8,374	459	5.48%	7,324	358	4.89%
Total Interest-Earning Assets	$869,034	$17,544	8.08%	$928,912	$17,861	7.69%	$896,527	$70,674	7.88%	$926,403	$70,156	7.57%
INTEREST-BEARING LIABILITIES:
Certificates of deposits	$334,380	$5,146	6.16%	$368,510	$4,764	5.17%	$347,491	$20,100	5.78%	$367,781	$19,151	5.21%
Savings accounts	72,509	473	2.61%	88,831	552	2.49%	78,040	1,981	2.54%	89,779	2,137	2.38%
Demand and NOW accounts	116,729	191	0.65%	119,819	203	0.68%	116,365	776	0.67%	115,488	786	0.68%
Money market accounts	79,459	862	4.34%	79,412	809	4.07%	79,149	3,342	4.22%	73,577	2,867	3.90%
Total deposits	603,077	6,672	4.43%	656,572	6,328	3.86%	621,045	26,199	4.22%	646,625	24,941	3.86%
FHLB advances and other borrowed money	209,603	3,346	6.39%	235,199	3,406	5.79%	227,659	14,165	6.22%	238,702	13,258	5.55%
Total Interest-Bearing Liabilities	$812,680	$10,018	4.93%	$891,771	$9,734	4.37%	$848,704	$40,364	4.76%	$885,327	$38,199	4.31%
Net interest income		$7,526			$8,127			$30,310			$31,957
Net interest rate spread			3.15%			3.32%			3.12%			3.26%
Net interest earning assets	$56,354			$37,141			$47,823			$41,076
Net interest margin (5)			3.46%			3.50%			3.38%			3.45%
Average interest-earning assets to average interest-bearing liabilities		106.93%			104.16%			105.63%			104.64%

(1) Based on average monthly balances.
(2) Calculated net of deferred loan fees, loan discounts and loans in process.
(3) Includes loans held for sale.
(4) Includes primarily short-term liquid assets.
(5) Net interest income divided by average interest-earning assets.

NEXT PAGE

WESTERFED FINANCIAL CORPORATION

Non-Performing Assets

	December 31, 2000	December 31, 1999
	(In Thousands)
Non-accruing loans:
Real Estate:
One-to-four family	$1,742	$549
Multi-family	-	-
Nonresidential property (except land)	125	348
Land	322	-
Construction	-	324
Agriculture (non-real estate)	1,086	1,113
Commercial (non-real estate)	37	51
Consumer	709	508
Total	4,021	2,893

Accruing loans delinquent 90 days or more:
Real Estate:
One-to-four family	-	40
Multi-family	-	-
Nonresidential property (except land)	-	-
Construction	-	-
Agriculture (non-real estate)	-	-
Commercial (non-real estate)	-	-
Consumer	-	20
Total	-	60

Foreclosed assets:
Real Estate:
One-to-four family	197	94
Multi-family	-	-
Commercial	-	-
Land	-	26
Construction	-	-
Consumer	94	48
Total	291	168
Total non-performing assets	$4,312	$3,121

NEXT PAGE

WESTERFED FINANCIAL CORPORATION

Allowance for Loan Losses

	For the Three Month Period Ended December 31,		For the Twelve Month Period Ended December 31,
	2000	1999	2000	1999
	(In Thousands)		(In Thousands)
Balance at beginning of period	$6,225	$5,300	$5,161	$4,846
Charge-Offs:
Real Estate:
One- to four-family	--	(23)	--	(74)
Commercial	--	--	--	--
Other:
Commercial	(3)	(116)	(13)	(162)
Consumer	(149)	(587)	(732)	(1,363)
Total charge-offs	(152)	(726)	(745)	(1,599)

Recoveries:
Real Estate:
One- to four-family	--	--	--	--
Commercial	--	--	--	--
Other:
Commercial	5	2	18	8
Consumer	28	150	322	236
Total recoveries	33	152	340	244
Net charge-offs	(119)	(574)	(405)	(1,355)
Provisions charged to operations	450	435	1,800	1,670
Balance at end of period	$6,556	$5,161	$6,556	$5,161
Ratio of net charge-offs during the period to average loans outstanding during the period	0.02%	0.09%	0.06%	0.21%
Ratio of net charge-offs during the period to average non-performing assets during the period	1.84%	6.21%	12.51%	29.32%
Ratio of allowance for loan losses to net loans before allowance	1.03%	0.82%	1.03%	0.82%

END